UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 18, 2005

MIVA, Inc.
(Exact Name of Registrant as specified in its charter)

Delaware	0-30428	88-0348835
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of		Identification Number)
incorporation or
organization)

5220 Summerlin Commons Boulevard
Fort Myers, Florida 33907
(239) 561-7229
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

     On July 18, 2005, MIVA, Inc. (the “Company”) and Mr. William Seippel entered into an Executive Employment Agreement, pursuant to which Mr. Seippel will serve as the Chief Financial Officer of the Company, effective immediately. The Agreement has an initial term of one (1) year and automatically renews for subsequent one (1) years terms thereafter, subject to earlier termination as provided for in the Agreement. The Agreement provides for an annual base salary of $300,000 from the effective date of the Agreement through the earlier to occur of six months thereafter or upon the completion by Mr. Seippel of his relocation to the Company’s corporate headquarters. Thereafter, Mr. Seippel’s base salary will be $275,000, unless increased at the discretion of the Compensation Committee of the Company’s Board of Directors. Mr. Seippel is guaranteed a bonus of $50,000 for the fiscal year ending December 31, 2005 and thereafter his bonus will be set and earned in accordance with the performance goals and criteria established by the Compensation Committee of the Company’s Board of Directors from time to time. Mr. Seippel was also granted options to purchase 100,000 shares of the Company’s common stock as of July 18, 2005 at a price of $5.04 per share. The options vest at the rate of 25% per year on each anniversary of the date of grant. Additionally, Mr. Seippel will receive options to purchase 62,500 shares in each of March of 2006 and March of 2007 at an exercise price equal to the then current market price of the Company’s common stock. Notwithstanding the vesting schedule described above, the Agreement provides that such options will vest on an accelerated basis, either in whole or in part, under certain circumstances, including a change of control of the Company. The Company in its discretion may substitute other equity compensation in lieu of the stock option grants noted above for 2006 and 2007.

     Mr. Seippel’s Agreement with the Company also provides, in addition to some of the benefits outlined above, that in the event of a termination by the Company without “Cause” or a termination by Mr. Seippel for “Good Reason,” Mr. Seippel would be entitled to receive the following: (1) his earned but unpaid basic salary through the termination date, plus a pro rata share of his bonus through the termination date; (2) an amount equal to one times the sum of his basic salary at the time of termination, plus a termination bonus equal to the bonus paid to Mr. Seippel during the four fiscal quarters prior to the date of termination, or in the event of a change of control, the bonus paid to Mr. Seippel during the four fiscal quarters prior to the change of control, payable over the twelve month period following termination; (3) any other amounts or benefits owing to Mr. Seippel under the then applicable employee benefit, long term incentive or equity plans and programs of the Company, within the terms of such plans, payable over the twelve month period following termination; and (4) benefits (including health, life, disability and pension) as if Mr. Seippel were still an employee during the twelve month period following termination. Included in the definition of “good reason,” is a period of time from 180 to 210 days following a change of control, as defined in the Agreement, during which Mr. Seippel may terminate his employment for any reason. The Company has also agreed to reimburse Mr. Seippel for his reasonable moving expenses.

     Mr. Seippel has agreed not to compete with the Company for a period of twelve months following the termination of his employment for any reason.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)	On July 18, 2005, MIVA, Inc. (the “Company”) issued a press release entitled “MIVA Names William Seippel as Chief Financial Officer” in connection with the appointment of William Seippel as the Company’s chief financial officer (principal financial officer), effective July 18, 2005. Mr. Seippel, age 48, will serve at the discretion of the Company’s board of directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     During 2004 until joining the Company, Mr. Seippel was engaged as an independent consultant on a full time basis to a number of venture groups and early stage companies. From 2002 and into 2004, Mr. Seippel served as chief financial officer of AirGate PCS, a $600 million PCS affiliate of Sprint. Prior to AirGate, Mr. Seippel was the chief financial officer and chief operating officer of Digital Commerce Corporation from 1999 through 2001, a $75 million B2G enterprise providing e-commerce purchasing solutions for federal, state and local government buyers. Previously, Mr. Seippel had served as chief financial officer for Global Telesystems, a $1 billion trans-European Internet and telecom solutions provider, from 1996 to 1999, and from 1992 to 1996, he served as vice president of finance and chief financial officer for Landmark Graphics Corporation. Mr. Seippel earned his Masters in Business Administration degree from American University, from which he graduated in 1980. He received a Bachelor of Science degree in 1978 from George Mason University, where he currently serves on the Advisory Board of the School of Management.

     In connection with his appointment as Chief Financial Officer, Mr. Seippel entered into an Executive Employment Agreement on July 18, 2005. A description of the material terms of the Executive Employment Agreement is set forth in Item 1.01 on this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 18, 2005, entitled “MIVA Names William Seippel as Chief Financial Officer.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIVA, Inc.

Date: July 21, 2005	By:	/s/ Craig A. Pisaris-Henderson
Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 18, 2005, entitled “MIVA Names William Seippel as Chief Financial Officer.”